Exhibit 10.2

INTREXON CORPORATION

ANNUAL EXECUTIVE INCENTIVE PLAN

THIS ANNUAL EXECUTIVE INCENTIVE PLAN (this “Plan”) of Intrexon Corporation, a Virginia corporation (the “Company”), for the benefit of the eligible employees described herein, is adopted as of the 29th day of April, 2015.

WITNESSETH:

WHEREAS, the Compensation Committee of the Board of Directors of the Company approved the Plan and submitted it to the Board of Directors of the Company for approval; and

WHEREAS, the Compensation Committee recommended that the Board of Directors of the Company approve the Plan; and

WHEREAS, the Board of Directors of the Company approved the Plan as set forth herein and appointed the Compensation Committee of the Board of Directors of the Company to administer the Plan.

NOW, THEREFORE, the Company hereby establishes the Plan as set forth below.

1.	STATEMENT OF PURPOSE

1.1 Statement of Purpose. The purpose of the Plan is to encourage the creation of shareholder value by establishing a direct link between Corporate Performance Objectives (as defined below) achieved and the incentive compensation of Participants in the Plan.

Participants contribute to the success of the Company and its Subsidiaries (as defined below) through the application of their skills and experience in fulfilling the responsibilities associated with their positions. The Company and its Subsidiaries desire to benefit from the contributions of the Participants and to provide an incentive bonus plan that encourages the sustained creation of shareholder value.

2.	DEFINITIONS

2.1 Definitions. Capitalized terms used in the Plan shall have the following meanings:

“Average Market Value” means the average of the Market Share Price per share of Common Stock for the applicable thirty (30) calendar days ending on the specified date, as reported by Bloomberg or such other authoritative source as the Committee may determine.

“Beginning Average Market Value” means the Average Market Value based on the last thirty (30) calendar days ending prior to the beginning of the Bonus Period.

“Beginning Market Capitalization” means the product of the Beginning Average Market Value multiplied by the number of outstanding shares of Common Stock on the last calendar day prior to the beginning of the Bonus Period.

“Board” means the Board of Directors of the Company.

“Bonus Award” means the Participant’s bonus, if any, for the Bonus Period determined in accordance with this Plan.

“Bonus Period” means the period beginning January 1 and ending December 31 of the calendar year, in respect of which the Corporate Performance Objectives are measured and the Participants’ Bonus Awards, if any, are to be determined.

“Bonus Pool” means the total dollar amount determined in accordance with Section 5.2 based on the Corporate Performance Objectives achieved for the Bonus Period, which will fund the Plan for that Bonus Period and be available for Bonus Awards to be made to the Participants.

“Cause” has the same definition as under any employment or service agreement between the Employer and the Participant or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, Cause means (i) the Participant’s willful and repeated failure to comply with the lawful directives of the Board of Directors of the Company or any of its Subsidiaries or any supervisory personnel of the Participant, (ii) any criminal act or act of dishonesty or willful misconduct by the Participant that has a material adverse effect on the property, operations, business or reputation of the Company or any of its Subsidiaries (willful for purposes of this definition, shall mean done, or omitted to be done, by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or any Subsidiary), (iii) the material breach by the Participant of the terms of any confidentiality, non-competition, non-solicitation or other such agreement that the Participant has with the Company or any of its Subsidiaries or of any duty the Participant owes the Company or any Subsidiary, (iv) acts by the Participant of willful malfeasance or gross negligence in a matter of material importance to the Company or any of its Subsidiaries, (v) any act of fraud, embezzlement, theft, misappropriation or misuse by the Participant of the funds or property of the Company or any Subsidiary, (vi) any falsification by the Participant of any record or report in connection with the Participant’s duties and obligations to the Company or any Subsidiary, (vii) the Participant’s sexual harassment of any other employee(s) of the Company or any Subsidiary, (viii) the breach by the Participant of any fiduciary duty owed the Company or any Subsidiary, (ix) the Participant being indicted for a felony that has a material adverse effect on the property, operations, business or reputation of the Company or any Subsidiary or being convicted of any other felony or plea of guilty or nolo contendre to any other felony or (x) any other action that may damage the image of the Company’s or an Subsidiary’s business or their or its standing in the industry, including but not limited to the possession, use or sale of illegal drugs, the abuse of alcohol or prescribed medication, or any other act or omission which the Company or an Subsidiary considers to be a violation of Federal, state or local law or regulations other than a simple traffic violation. For purposes of the Plan, other than where the definition of Cause is determined under any employment or service agreement between the Company or any Subsidiary and the Participant, in which case such employment or service agreement shall control, in no event shall any termination of employment or service be deemed for Cause unless the Company’s Chief Executive Officer concludes that the situation warrants a determination that the Participant’s employment or service terminated for Cause; in the case of the Chief Executive Officer, any determination that the Chief Executive Officer’s employment terminated for Cause shall be made by the Board acting without the Chief Executive Officer.

“Change in Control” means the occurrence of any of the following events:

(a) The accumulation in any number of related or unrelated transactions by any Person of beneficial ownership (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s voting stock; provided that for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of more than fifty percent (50%) of the voting power of the Company’s voting stock results from any acquisition of voting stock (i) directly from the Company that is approved by the Incumbent Board, (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) by any Person pursuant to a merger, consolidation, reorganization or other transaction (a “Business Combination”) that would not cause a Change in Control under subsections (b), (c) or (d) below; or

(b) Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of the voting stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and more than fifty percent (50%) of the combined voting power of the then outstanding voting stock entitled to vote generally in the election of directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of the Company, or

(c) A sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsections (b) above or (d) below; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsections (b) and (c) above; or

(e) The acquisition by any Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company (i) through the ownership of securities which provide the holder with such power, excluding voting rights attendant with such securities, or (ii) by contract; provided that a Change in Control will not be deemed to have occurred if such power was acquired (x) directly from the Company in a transaction approved by the Incumbent Board, (y) by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (z) by any person pursuant to a Business Combination that would not cause a Change in Control under subsections (b), (c) or (d) above; or

(f) During any period of two consecutive years, the Incumbent Board ceases to constitute a majority of the Board.

Notwithstanding the foregoing, a Change in Control shall not include any accumulation of beneficial ownership or any Business Combination pursuant to which more than fifty percent (50%) of the beneficial ownership of the combined voting power of the Company’s voting stock is owned by (i) Randal J. Kirk, his spouse, his descendants and the spouses of his descendants, (ii) trusts and other entities established generally for the benefit of Randal J. Kirk, his spouse, his descendants and the spouses of his descendants, (iii) NEWVA Capital Partners, LP, New River Management IV, LP., New River Management V, LP, Kirkfield, L.L.C., RJK, L.L.C., Third Security Staff 2001 LLC and any related funds, investors or entities, and/or (iv) any entities established by any of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other Committee as the Board may appoint from time to time to administer the Plan, or the Board itself if no Compensation Committee or other appointed Committee exists.

“Common Stock” means the common stock, no par value per share, of the Company.

“Corporate Performance Objectives” means such Corporate Performance Objectives, in such amounts, as the Committee shall determine in its sole discretion for the Bonus Period, which must be achieved for the Bonus Pool and the Participant’s Bonus Award to be greater than zero (0). The Committee may establish Corporate Performance Objectives based upon (and not by way of limitation) any of the following business criteria: (a) Market Cap Growth, (b) revenue, (c) earnings before interest, taxes, depreciation and amortization (“EBITDA”) or adjusted EBITDA as consistently defined for purposes of the Company’s normal earnings releases, (d) cash earnings (earnings before amortization of intangibles), (e) operating income (before or after taxes), (f) pre-or after-tax income (before or after allocation of corporate overhead and bonus), (g) earnings per share, (h) net cash flow, (i) net cash flow per share, (j) net earnings, (k) return on equity, (l) return on total capital, (m) return on sales, (n) return on net assets employed, (o) return on assets or net assets, (p) total shareholder return, (q) improvement in or attainment of expense levels and/or cost recovery levels, (r) improvement in or attainment of working capital levels, (s) net sales, (t) revenue growth or product revenue growth, (u) return on equity, (v) appreciation in and/or maintenance of the price of the shares of Common, (w) market share, (x) gross profits, (y) comparisons with various stock market indices; (z) reductions in cost, (aa) cash flow or cash flow per share (before or after dividends), (bb) return on capital (including return on total capital or return on invested capital), (cc) cash flow return on investments; (dd) improvement in or attainment of expense levels or working capital levels, (ee) shareholder equity and (ff) any other objective business criteria that the Committee may determine appropriate. The business criteria above, may be related to a specific customer or group of customers or products or geographic region. The form of the performance conditions may be measured on a Company, Subsidiary, product, division, business unit, service line, segment or geographic basis, individually, alternatively or in any combination, subset or component thereof. Performance goals may include one or more of the foregoing business criteria, either individually, alternatively or any combination, subset or component. Performance goals may reflect absolute performance or a relative comparison of the performance to the performance of a peer group or index or other external measure of the selected business criteria. Profits, earnings and revenues used for any performance condition measurement may exclude any extraordinary or non-recurring items. The performance conditions may, but need not, be based upon an increase or positive result under the aforementioned business criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific business criteria). The performance conditions may not include solely the mere continued employment of the Participant. However, the Award may become exercisable, nonforfeitable and transferable or earned and payable contingent on the Participant’s continued employment or service, and/or employment or service at the time the Award becomes exercisable, nonforfeitable and transferable or earned and payable, in addition to the performance conditions described above. The Committee shall have the sole discretion to select one or more periods of time over which the attainment of one or more of the foregoing performance conditions will be measured for the purpose of determining a Participant’s right to, and the settlement of, an Award that will become exercisable, nonforfeitable and transferable or earned and payable based on performance conditions. The Committee shall adjust the Corporate Performance Objectives as the

Committee in its sole discretion may determine is appropriate in the event of unbudgeted acquisitions or divestitures or other unexpected fundamental changes in the business of the Company, any Subsidiary, any business unit or any product to fairly and equitably determine the Bonus Awards and to prevent any inappropriate enlargement or dilution of the Bonus Awards. In that respect, the Corporate Performance Objectives may be adjusted to reflect, by way of example and not of limitation, (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring programs, or extraordinary non-reoccurring items as described in Accounting Principles Board Opinion No. 30 or as described in management’s discussion and analysis of the financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year or as identified in the financial statements, the notes to the financial statements or other securities law filings (each as defined by generally accepted accounting principles), (v) acquisitions, dispositions or discontinued operations or (vi) foreign exchange gains or losses.

“Disability” has the same definition as under any employment or service agreement between the Employer and the Participant or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, Disability means any physical or mental condition that would qualify the Participant for a disability under any long-term disability plan maintained by the Company or any Subsidiary that is applicable to such Participant.

“Distribution” means the payment of the Bonus Award under the Plan.

“Distribution Date” means the date on which the Distribution occurs.

“Effective Date” means January 1, 2015.

“Eligible Employee” means any Employee who the Committee determines to be within a select group of management or key employees of the Company or any Subsidiary of the Company, including without limitation any officers of the Company or any Subsidiary of the Company subject to Section 16(b) of the Exchange Act.

“Employee” means a common law employee of an Employer who is classified as “exempt” on the Employer’s payroll, personnel or tax records. A common law employee of an Employer only includes an individual who renders personal services to the Employer and who, in accordance with the established payroll, accounting and personnel policies of the Employer, is characterized by the Employer as an “exempt” common law employee. An Employee does not include (i) any person whom the Employer has identified on its payroll, personnel or tax records as an independent contractor or (ii) any person who has acknowledged in writing to the Employer that such person is an independent contractor, whether or not in case of both (i) and (ii) a court, the Internal Revenue Service or any other authority ultimately determines such classification to be correct or incorrect as a matter of law or (iii) any person who is classified other than as “exempt” on the Employer’s payroll, personnel or tax records.

“Employer” means the Company and any Subsidiary of the Company who employs one or more Eligible Employees.

“Ending Average Market Value” means the Average Market Value based on the last thirty (30) calendar days ending prior to the end of the Bonus Period.

“Ending Market Capitalization” means the product of the Ending Average Market Value multiplied by the number of outstanding shares of Common Stock on the last calendar day prior to the beginning of the Bonus Period.

“Equity Plan” means the Intrexon Corporation 2013 Omnibus Incentive Plan and any other plan under which shares of Common Stock may be used to pay Bonus Awards under the Plan, as the Committee shall designate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Incumbent Board” means a Board of Directors of the Company at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of the Effective Date of the adoption of this Plan or (b) members who become members of the Company’s Board of Directors subsequent to the date of the adoption of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by specific vote or by approval of a proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other action or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company.

“Market Cap Growth” means the amount, if any, by which the Ending Market Capitalization exceeds the Beginning Market Capitalization.

“Market Share Price” means the volume-weighted average price per share of Common Stock as reported under the heading “Bloomberg VWAP” on Bloomberg’s “XON” page for the specified day (or the last preceding day thereto for which reported), as reported by Bloomberg or such other authoritative source as the Committee may determine.

“Participant” means an Eligible Employee who is selected to participate in the Plan.

“Plan” means this Intrexon Corporation Annual Executive Incentive Plan, in its current form and as it may be hereafter amended.

“Subsidiary” means any subsidiary corporation, within the meaning of Section 424(f) of the Code, of the Company.

3.	ADMINISTRATION OF THE PLAN

3.1 Administration of the Plan. The Committee shall be the sole administrator of the Plan and shall have full authority to formulate adjustments and make interpretations under the Plan as it deems appropriate. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan. Any decision or interpretation of any provision of this Plan adopted by the Committee shall be final and conclusive. Benefits under this Plan shall be paid only if the Committee determines, in its sole discretion, that the Participant or Beneficiary is entitled to them. None of the members of the Committee shall be liable for any act done or not done in good faith with respect to this Plan. The Company shall bear all expenses of administering this Plan.

4.	ELIGIBILITY

4.1 Establishing Participation. The Committee will designate the Eligible Employees who shall be entitled to participate in the Plan for the Bonus Period. An Eligible Employee hired or promoted after the Bonus Pool is established for the Bonus Period may participate in the Plan for that Bonus Period as the Committee in its sole discretion may designate.

5.	AMOUNT OF BONUS AWARDS

5.1 Establishment of Bonuses.

(a) Initial Determinations. The Committee shall establish each Eligible Employee who will participate in the Plan for the Bonus Period. The Committee may designate an Eligible Employee to participate in the Plan at any time during the Bonus Period or remove an Eligible Employee from participation in the Plan at any time during the Bonus Period.

(b) Corporate Performance Objectives. The Committee shall establish the Corporate Performance Objectives that must be achieved to determine the Bonus Pool for the Bonus Period. To the extent the Corporate Performance Objectives are not achieved, the Bonus Pool shall be reduced accordingly. The Committee shall establish the percentage weighting, if any, to be accorded to each Corporate Performance Objective. The Committee intends to establish the Corporate Performance Objectives that must be achieved to determine the Bonus Pool no later than by the end of the first calendar quarter of the Bonus Period.

The Corporate Performance Objectives may be stated with respect to the Company’s Market Cap Growth or such other Corporate Performance Objectives and/or any combination as the Committee may designate. The Corporate Performance Objectives may not include solely the mere continued employment of the Participant. However, Bonus Awards may become payable contingent on the Participant’s continued employment at the time the Bonus Award becomes payable, in addition to the Corporate Performance Objectives described above.

(c) Individual Performance Levels. The Committee shall establish the individual performance levels that must be achieved for payment of each Participant’s Bonus Award for the Bonus Period. The individual performance levels may be established at the same time as the Committee establishes the Corporate Performance Objectives or any other time during the Bonus Period or the Committee may determine each Participant’s Bonus Award after review of the Participant’s individual performance level for the Bonus Period.

5.2 Calculation of Bonus Awards.

(a) Timing of the Calculation. The calculations necessary to determine the Bonus Awards for the Bonus Period shall be made no later than the fifteenth day of the third month following the end of the Bonus Period for which the Bonus Awards are to be calculated. Such calculation shall be carried out in accordance with this Section 5.2.

(b) Calculation. Following the end of the Bonus Period, the Bonus Pool and each Participant’s share of the Bonus Pool shall be determined by the Committee. Where performance falls between performance goal levels, calculations of the Bonus Pool may be determined by interpolation. Each Participant’s Bonus Award, if any, for the Bonus Period shall be the Participant’s share of the Bonus Pool as the Committee in its sole discretion may determine.

(c) Written Determination. For purposes of the Bonus Awards, the Committee shall certify in writing whether the Corporate Performance Objectives have been achieved, the Bonus Pool that is available for Bonus Awards and the share of the Bonus Pool to be paid to each Participant.

(d) Committee Discretion. Notwithstanding any other provision of the Plan, the Committee in its sole discretion may increase or decrease (i) the Bonus Pool that is available for Bonus Awards and/or (ii) the amount of any Bonus Award payable to any Participant, for the Bonus Period. The Committee may determine that the Participant’s individual performance for the Bonus Period warranted a Bonus Award that is greater than the Bonus Award otherwise payable from the Bonus Pool or that is less than the share of the Bonus Pool which the Committee may have allocated to the Participant. The Committee, in its sole discretion, may elect to pay no Bonus Awards for the Bonus Period or to pay Bonus Awards to some Participants but not others, and the allocation of a Bonus Award to any one Participant does not entitle any other Participant to a Bonus Award for the same Bonus Period.

6.	PAYMENT OF AWARDS

6.1 Eligibility for Payment. Except as otherwise set forth in Section 7.1 of this Plan, Bonus Awards shall not be paid to any Participant who is not employed by an Employer on the date the Distribution is to be made, and a Participant who terminates employment with all Employers shall not be eligible to receive any Distribution for (i) the Bonus Period that includes such termination of employment, (ii) any prior Bonus Period to the extent not paid before such termination of employment nor (iii) any future Bonus Periods.

6.2 Timing of Payment. Any Distribution to be paid for a Bonus Period shall be paid no later than the 15th day of the third month following the end of the Bonus Period.

6.3 Payment of Award. The amount of the Bonus Award to be paid pursuant to this Section 6 to a Participant shall be paid in one lump sum cash payment by the Employer. Notwithstanding the foregoing, the Participant’s Bonus Award or any portion thereof may be paid in whole shares of Common Stock, as the Committee in its sole discretion may determine. In the event part or all of any Bonus Award is to be paid in shares of Common Stock pursuant to this Section 6.3, the number of shares of Common Stock to be delivered shall be equal to the dollar amount of the Bonus Award or part thereof otherwise payable in cash divided by the closing price of a share of Common Stock as reported on any national stock exchange or quotation system on which the shares of Common Stock are traded on the preceding or next preceding day prior to the day the Bonus Awards for the applicable Bonus Period are to be paid (except no fractional shares will be delivered; the Participant will be paid cash in lieu of any fractional shares). Shares of Common Stock to be delivered under this Plan shall be paid under any Equity Plan under which shares of Common Stock are otherwise available for payment of Bonus Awards, as the Committee shall designate.

6.4 Taxes; Withholding. To the extent required by law, the Employer shall withhold from all Distributions made hereunder any amounts required to be withheld by Federal and state or local government or other applicable laws. Each Participant shall be responsible for satisfying in cash or cash equivalent acceptable to the Committee any income and employment tax withholdings applicable to any Distribution to the Participant under the Plan. Notwithstanding the foregoing, the Committee, in its sole discretion, may (but is not required to) permit the Participant to pay any required withholding (but only to the extent of any minimum required withholdings) by withholding from delivery shares of Common Stock that would otherwise be paid as a Bonus Award under the Plan whose closing price as reported on any national stock exchange or quotation system on which the shares of Common Stock are traded on the preceding or next preceding day prior to the date of withholding equals the dollar amount of the required withholdings to be paid in shares of Common Stock.

7.	CHANGE IN CONTROL

7.1 Payment upon Termination of Employment on or after a Change in Control. If at any time on or after a Change in Control occurs the Participant’s employment with all Employers is terminated by an Employer for any reason other than Cause, death or Disability, then, the Participant shall be entitled to receive for the Bonus Period that includes the date of the Change in Control the Bonus Award that would result based on actual business results for the entire Bonus Period taking into account the Corporate Performance Objectives achieved during the Bonus Period, calculated on the same basis as other similarly-situated Participants, and assuming for each Participant a Bonus Award of no less than such percentage of the Bonus Pool or other amount as will be established by the Committee prior to the Change in Control, except that the Bonus Award for that Bonus Period shall be prorated for the number of days the Participant was employed for the relevant Bonus Period through the time of termination of employment; provided, however, that Participant shall only be entitled to receive such Bonus Award for the Bonus Period that includes the date of the Change in Control if the Committee prior to the Change in Control determines that the Bonus Award will be payable despite the termination of the Participant’s employment. Each Participant described above also shall be entitled to receive any Bonus Award payable for any Bonus Period that ended before the date of the Change in Control as the Committee prior to the Change in Control may determine for such Bonus Period. Such Bonus Awards shall be paid at the normal time of the bonus payout as if the Participant had remained employed but in no event later than the 15th day of the third month following the end of the applicable Bonus Period.

8.	MISCELLANEOUS

8.1 Unsecured General Creditor. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests, or other claim in any property or assets of the Employer. Any and all assets shall remain general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay cash or shares of Common Stock in the future, and there shall be no obligation to establish any fund, any security or any other restricted asset in order to provide for the payment of amounts under the Plan.

8.2 Obligations to the Employer. If a Participant becomes entitled to a Distribution under the Plan, and, if, at the time of the Distribution, such Participant has outstanding any debt, obligation or other liability representing an amount owed to any Employer, then the Employer may offset such amounts owing to it or any other Employer against the amount of any Distribution. Such determination shall be made by the Committee. Any election by the Committee not to reduce any Distribution payable to a Participant shall not constitute a waiver of any claim for any outstanding debt, obligation, or other liability representing an amount owed to the Employer.

8.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of a Distribution, prior to actual Distribution, shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall it be transferable by operation of law in the event of the Participant’s or any other persons bankruptcy or insolvency, except as set forth in Section 8.2 above.

8.4 Employment or Future Pay or Compensation Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant or any former Participant any right to be retained in the employ of an Employer or receive or continue to receive any rate of pay or other compensation, nor shall it interfere in any way with the right of an Employer to terminate the Participant’s employment at any time without assigning a reason therefore.

8.5 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

8.6 Captions. The captions to the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

8.7 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the Commonwealth of Virginia.

8.8 Validity. In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

8.9 Notice. Any notice or filing required or permitted to be given to the Committee shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

8.10 Compliance. No Distribution shall be made hereunder except in compliance with all applicable laws and regulations (including, without limitation, withholding tax requirements), any listing agreement with any stock exchange to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares of capital stock may be listed. The Committee shall have the right to rely on an opinion of its or the Company’s counsel as to such compliance. No Distribution shall be made hereunder unless the Employer has obtained such consent or approval as the Employer may deem advisable from regulatory bodies having jurisdiction over such matters.

8.11 No Duplicate Payments. The Distributions payable under the Plan are the maximum to which the Participant is entitled in connection with the Plan. To the extent the Participant and the Employer are parties to any other agreements or arrangements relating to the Participant’s employment that provide for payments of any bonuses under this Plan on termination of employment, this Plan shall be construed and interpreted so that the Bonus Awards and Distributions payable under the Plan and such other agreements or arrangements are only paid once; it being the intent of this Plan not to provide the Participant any duplicative payments of Bonus Awards. To the extent a Participant is entitled to a bonus payment calculated under this Plan and under any other agreement or arrangement, which would result in a duplicative payment of the

Bonus Award or Distribution, no Bonus Award or Distribution will be payable hereunder if the payment under the other agreement or arrangement is not reduced by any duplicative payment under this Plan.

8.12 Confidentiality. The Participant may not discuss or disclose any terms of this Plan or its benefits with anyone except for Participant’s attorneys, accountants and immediate family members who shall be instructed to maintain the confidentiality agreed to under this Plan, except as may be required by law.

8.13 Temporary Leaves of Absence. The Committee in its sole discretion may decide to what extent leaves of absence for government or military service, illness, temporary disability or other reasons shall, or shall not be, deemed an interruption or termination of employment.

8.14 Clawback Provision. Notwithstanding any other provision of the Plan, the Participant shall reimburse or return to the Employer the gross aggregate amount of any cash Distribution that the Participant previously received under the Plan, to the extent required under applicable law or any clawback or compensation recoupment policy that the Employer may adopt as long as such requirement to reimburse or return is triggered by action of the Committee or the Board that is taken prior to a Change in Control.

8.15 No Interest on Bonus Awards. If the Employer for any reason fails to make payment of a Bonus Award at the time such Bonus Award becomes payable, the Employer shall not be liable for any interest or other charges thereon.

9.	AMENDMENT AND TERMINATION OF THE PLAN

9.1 Amendment. Except as set forth in Section 9.3 below, the Committee in its sole discretion may at any time amend the Plan in whole or in part.

9.2 Termination of the Plan.

(a) Employer’s Right to Terminate. Except as set forth in Section 9.3 below, the Committee may at any time terminate the Plan, if it determines in good faith that the continuation of the Plan is not in the best interest of the Company and its shareholders. No such termination of the Plan shall reduce any Distributions already made.

(b) Payments upon Termination of the Plan. Upon the termination of the Plan under this Section, Bonus Awards for future Bonus Periods shall not be made. With respect to the Bonus Period in which such termination takes place and any Bonus Period that ended before the termination of the Plan, the Employer will pay to each Participant the Participant’s Bonus Award, if any, for such Bonus Period, less any applicable withholdings, only to the extent the Committee provides for any such payments on termination of the Plan (in which case all such payments will be made no later than the 15th day of the third month following the end of the applicable Bonus Period.

9.3 Amendment or Termination after a Change in Control. Notwithstanding any other provision of the Plan, the Committee may not amend or terminate the Plan in whole or in part, or change eligibility for participation in the Plan, on or after a Change in Control to the extent any such amendment or termination, or change in eligibility for participation in the Plan, would adversely affect the Participants’ rights hereunder, or result in Bonus Awards not being paid consistent with the terms of the Plan in effect prior to such amendment or termination, for the Bonus Period in which the amendment or termination of the Plan takes place and any prior Bonus

Period, and assuming for each Participant a Bonus Award of no less than the percentage of the Bonus Pool or such other amount as will be established by the Committee prior to the Change in Control for any such Bonus Period.

9.4 Duration of Plan. The Plan shall commence on the date specified herein, and subject to Section 10 (regarding the right to amend or terminate the Plan at any time) shall remain in effect thereafter.

10.	COMPLIANCE WITH SECTION 409A

10.1 Tax Compliance. This Plan is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. The Committee may at any time amend, suspend or terminate this Plan, or any payments to be made hereunder, as necessary to be exempt from Section 409A of the Code. Notwithstanding the preceding, no Employer shall be liable to any Employee or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any Bonus Award or Distribution to be made under this Plan is subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code. The Distributions under the Plan are intended to satisfy the exemption from Section 409A of the Code for “short-term deferrals.”

11.	CLAIMS PROCEDURES

11.1 Filing of Claim. If a Participant becomes entitled to a Bonus Award or a Distribution has otherwise become payable, and the Participant has not received the benefits to which the Participant believes he is entitled under such Bonus Award or Distribution, then the Participant must submit a written claim for such benefits to the Committee within ninety (90) days of the date the Bonus Award would have become payable (assuming the Participant is entitled to the Bonus Award) or the claim will be forever barred.

11.2 Appeal of Claim. If a claim of a Participant is wholly or partially denied, the Participant or his duly authorized representative may appeal the denial of the claim to the Committee. Such appeal must be made at any time within thirty (30) days after the Participant receives written notice from the Committee of the denial of the claim. In connection therewith, the Participant or his duly authorized representative may request a review of the denied claim, may review pertinent documents and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of such request for review, shall furnish the Participant with a decision on review in writing, including the specific reasons for the decision, as well as specific references to the pertinent provisions of the Plan upon which the decision is based. Notwithstanding the foregoing, if the Committee has not rendered a decision on appeal within sixty (60) days after receipt of such request for review, the Participant’s appeal shall be deemed to have been denied upon the expiration of the sixty (60)-day review period.

11.3 Final Authority. The Committee has discretionary and final authority under the Plan to determine the validity of any claim. Accordingly, any decision the Committee makes on the Participant’s appeal shall be final and binding on all parties. If a Participant disagrees with the Committee’s final decision, the Participant may bring suit, but only after the claim on appeal has been denied or deemed denied. Any such lawsuit must be filed within ninety (90) days of the Committee’s denial (or deemed denial) of the Participant’s claim or the claim will be forever barred. Unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Virginia, Alexandria Division, or in the event that court lacks jurisdiction to hear such action, the Circuit Court of the County of Fairfax, Virginia shall be the sole and exclusive forum for (i) any such suit or (ii) any other claims related to this Plan.

12.	SHAREHOLDER APPROVAL

12.1 Shareholder Approval. The Plan is effective as of the Effective Date contingent on the approval of the Plan by the Company’s shareholders at the Company’s 2015 Annual Meeting of Shareholders. Notwithstanding any other provision of the Plan, no Bonus Awards may be paid under the Plan unless and until the Plan is approved by the Company’s shareholders, in a separate vote, at the Company’s 2015 Annual Meeting of Shareholders, by a majority of the votes cast (including abstentions to the extent abstentions are counted as voting under applicable state law).